PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated April 7, 2000)                           File No: 333-33078



                            NTN COMMUNICATIONS, INC.

                        3,943,661 shares of common stock


     We are offering up to 3,943,661 shares of our common stock, $0.005 par value per share, at a price of $3.55 per share to certain investors through this prospectus supplement and the accompanying prospectus.

     We have agreed to pay Roth Capital Partners, LLC in cash a placement agency fee of 6.0% of the gross proceeds from the offering (4.5% in the case of gross proceeds raised from certain identified strategic investors) and to pay certain expenses. In addition, we have agreed to issue a warrant to Roth Capital Partners for up to 236,619 shares of our common stock with an exercise price of $3.91 per share. After payment of placement agency fees, we would receive proceeds from the sale of these shares, if the full number of shares is sold, as follows:

---------------------- ----------------  ----------------- ------------------
                                          Placement Agent    Proceeds to
                        Price to Public       Fee(1)            Us(2)
---------------------- ----------------- ----------------- ------------------
Per Share............          $3.55           $0.205             $3.345
---------------------- ----------------- ----------------- ------------------
Total................     $13,999,997         $809,967        $13,190,030
---------------------- ----------------- ----------------- ------------------

 (1) We have engaged Roth Capital Partners as placement agent for this offering. Roth Capital Partners has no commitment to purchase our common stock and will act only as an agent in obtaining indications of interest on our common stock from selected institutional investors.

 (2) Before deducting offering expenses of approximately $200,000.

     Our common stock is listed on the American Stock Exchange under the symbol "NTN." On January 26, 2004, the last reported sale price of our common stock on the American Stock Exchange was $3.77 per share.

                               ------------------

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page S-7 of this prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

    The common stock will be ready for delivery on or about January 30, 2004.

                               ------------------
                              ROTH CAPITAL PARTNERS
                               ------------------

              This prospectus supplement is dated January 27, 2004

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any dealer, salesperson or other person to provide you with different or additional information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its date, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sale of common stock.

     This prospectus supplement and the accompanying prospectus are offers to sell and solicitations of offers to buy the securities offered only in jurisdictions where the offers or sales are permitted.

                                TABLE OF CONTENTS

                              Prospectus Supplement

About This Prospectus Supplement.............................................S-3
Summary..................................................................... S-4
Risk Factors.................................................................S-7
Recent Company Developments.................................................S-16
Forward Looking Statements..................................................S-16
Price Range of Common Stock and Dividend Policy.............................S-17
Use of Proceeds.............................................................S-18
Capitalization..............................................................S-19
Description of Capital Stock................................................S-20
Dilution....................................................................S-23
Plan of Distribution........................................................S-24
Where You Can Find More Information.........................................S-25
Legal Matters...............................................................S-25
Experts.....................................................................S-26


                                   Prospectus


Where You Can Find More Information............................................2
Forward-Looking Statements.....................................................2
About NTN Communications.......................................................3
Risk Factors...................................................................3
Recent Development............................................................10
Use of Proceeds...............................................................10
Plan of Distribution..........................................................10
Legal Matters.................................................................11
Experts  .....................................................................11

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement and the accompanying prospectus are part of a "shelf" registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC. Under the shelf registration statement and in accordance with the shelf registration process, we may sell up to $20 million of our securities from time to time after the effectiveness of the shelf registration statement of which this prospectus supplement is a part. The shelf registration statement, as amended, was declared effective by the SEC on April 7, 2000. We have sold $6 million in our securities off of the shelf registration statement prior to this offering.

     This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock being offered, the risks of investing in our securities and the placement agent arrangements. The accompanying prospectus provides general information about us, some of which, such as the section entitled "Plan of Distribution," may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about NTN Communications, Inc. described in this prospectus supplement in the section entitled "Where You Can Find More Information."

                                     Summary

     The summary below highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read this prospectus supplement and the accompanying prospectus in their entirety before deciding whether to invest in our common stock. Unless otherwise indicated, references herein to "NTN," "we," "us" and "our" include NTN Communications, Inc. and its consolidated subsidiaries.

--------------------------------------------------------------------------------

Common Stock Offered.............................  3,943,661 shares

Public Offering Price per Share..................  $3.55

Estimated Net Proceeds to NTN....................  $13,000,000

Use of Proceeds..................................  o Approximately $5 million for deployment of VSAT
                                                     transmission technology
                                                     to installed customer base

                                                   o Approximately $4 million
                                                     to support of Buzztime
                                                     development and
                                                     distribution endeavors

                                                   o Balance for working captial
                                                     and general corporate
                                                     purposes

Common Stock to be Issued and Outstanding
after this Offering..............................  Approximately 52,577,000
                                                   shares (excluding 11,453,414
                                                   shares of common stock
                                                   underlying options, warrants
                                                   and other conversion rights
                                                   as of December 31, 2003 and
                                                   236,619 shares of common
                                                   stock underlying the
                                                   placement agent's warrants.
                                                   See "Description of Capital
                                                   Stock" on page S-21 and
                                                   "Capitalization" on page S-20
                                                   in this prospectus
                                                   supplement).

Current Dividend.................................  None

Risk Factors.....................................  Investing in shares of our common stock involves a high
                                                   degree of risk.  See "Risk
                                                   Factors" at page S-7 of this
                                                   prospectus supplement.

Dilution.........................................  Purchasers of common stock in this offering will experience
                                                   immediate and substantial
                                                   dilution.  See "Dilution" at
                                                   page S-23 of this prospectus
                                                   supplement.

American Stock Exchange Symbol...................  NTN
--------------------------------------------------------------------------------

     NTN Communications, Inc. develops and distributes interactive communications and entertainment products for the home and for the hospitality industry. We own and operate the largest "out-of-home" interactive consumer marketing television network in North America. Our headquarters are located at 5966 La Place Court, Carlsbad, California, telephone (760) 438-7400.

     We operate our businesses principally through four operating segments: the NTN iTV Network, NTN Wireless Communications, Inc. and NTN Software Solutions, Inc., which combine to form the NTN Hospitality Technologies division, and Buzztime Entertainment, Inc.

   o The NTN iTV Network entertainment services represent a wide variety of popular interactive games, advertisements and informational programming delivered daily to consumers in approximately 3,500 restaurants, sports bars and taverns throughout the United States and Canada, as well as hotels, cruise ships and active adult communities.

   o NTN Wireless on-site communications products--primarily guest and server paging products--are distributed to another 2,800 locations in the United States.

   o NTN Software Solutions products primarily consist of point of sale products sold or licensed to the quick serve/delivery segment of the hospitality market and reservation and table management products that are sold or licensed to the fine dining and casual dining sectors of the industry.

   o Buzztime operates our live broadcast studio, produces our trivia and live sports "play-along" content for both the NTN iTV Network and new consumer platforms, and is developing the Buzztime(R) trivia channel.

     Our current strategy is to leverage our unique interactive entertainment as a means of growing our business units. First, we intend to be a leading provider of interactive communications and entertainment offerings to the hospitality industry through the NTN Hospitality Technologies division. Second, we plan to be a leading developer and distributor of interactive entertainment for the in-home market through interactive television and wireless devices via Buzztime.

     To accomplish our objectives, we are pursuing strategies to:

   o Increase the number of hospitality locations serviced by the NTN iTV Network, NTN Wireless and NTN Software Solutions. We intend to accomplish this increase by expanding our product offerings to include more value-added services, adding personnel to our sales force and providing new and updated content on a regular basis.

   o Develop and distribute the Buzztime trivia channel to cable and satellite operators with the intent to become the first content provider to deploy a digital interactive television entertainment channel. We have adapted, or are planning to adapt, our interactive trivia game show content and technology to the leading interactive television platforms, to gain market share by partnering with major industry manufacturers and distributors, and to utilize our broadcast interactive television studio as a development and production facility to develop and deepen relationships with media-related companies. We also plan to continue to support our efforts in early-stage wireless entertainment through partnerships with leading wireless distributors and carriers.

   o Increase revenues through current and new revenue sources. The NTN iTV Network receives service revenue from subscribing out-of-home hospitality locations as well as third-party advertising revenue and production services. We expect to continue generating revenue through these sources and, by growing our customer base, we also expect to see revenue growth in service and advertising revenue. Similarly, as Buzztime gains distribution with cable television operators, we expect to increase revenue through three sources: license fees paid by local cable television operators; fees paid by interactive television home subscribers for premium services or pay-per-play transactions; and advertising revenue.

   o Both business units may also explore market opportunities to acquire complementary businesses to increase revenues and earnings. One example of a recent acquisition is NTN Wireless, which generated approximately $2.4 million in revenues through sales of restaurant pagers during the period from the date of the acquisition in April 2002 through December 31, 2002. Another example is NTN Software Solutions, which we formed in July 2003 when we acquired the assets and certain liabilities of Breakaway International, Inc. Finally, on December 15, 2003, we acquired the assets of NTN Interactive Network, Inc., our Canadian licensee since 1985. This acquisition served to open the Canadian territory for the marketing and sale of our products and services and immediately provided us with an installed NTN iTV Network subscriber base of approximately 400 sites.

     We have incurred consolidated net losses for most of our operating history and expect to incur consolidated losses through at least the end of 2004. Recent losses have resulted primarily from significant expenditures related to Buzztime for which no significant revenues have yet been generated.

                                  Risk Factors

     Investing in the shares of common stock being offered involves a high degree of risk. You should carefully consider the following risk factors in conjunction with all other information contained, or incorporated by reference, in this prospectus supplement and accompanying prospectus before you buy shares of our common stock. Also consider carefully the statements under "Forward-Looking Statements." If any of the risks described in this prospectus supplement, the accompanying prospectus or other information incorporated by reference in this prospectus supplement or the accompanying prospectus actually occur, our business, financial condition or results of operations would likely materially suffer. You should be prepared to accept the occurrence of any and all of the risks associated with purchasing the common stock, including a loss of all of your investment.

Risk Factors That May Affect Future Results

     Our business, results of operation and financial condition could be adversely affected by a number of factors, including the following:

We have experienced significant losses and we expect to incur significant net losses in the future.

     We have a history of significant losses, including net losses of $2,189,000 in 2002, $3,656,000 in 2001, and $9,589,000 in 2000, a net loss of $1,819,000 for the nine months ended September 30, 2003 and an accumulated deficit of $80,898,000 as of September 30, 2003. We expect to incur significant operating and net losses for the next four quarters due primarily to our continued development of Buzztime. Furthermore, we may never achieve profitability, and even if we do, we may not sustain or increase profitability on a quarterly or annual basis in the future.

Our limited liquidity and capital resources may constrain our ability to operate and grow our business.

     At September 30, 2003, our current assets exceeded our current liabilities by approximately $208,000. Our liquidity and capital resources remain limited and this may constrain our ability to operate and grow our business.

     We have a revolving line of credit agreement originally with Pacific Mercantile Bank, which provides for borrowings of up to $1,000,000 and which was originally to expire in July 2004 by it terms. Effective January 7, 2004, we entered into an agreement with Pacific Mercantile to extend the maturity date of the line of credit to February 1, 2005. As of October 31, 2003, $1,000,000 was outstanding under the line of credit. The line of credit is secured by substantially all of our assets. Any reduction in availability under our line of credit may further constrain our liquidity.

     We will require additional financing to implement our plan to significantly expand the digital interactive television network, including our current two-way satellite rollout, and to develop Buzztime into a leading content provider for interactive television platforms. Our requirements for additional financing in 2004 will depend upon the growth of our four business segments. If we desire to grow more rapidly in any of our business segments, then we will require additional financing in 2004. If we are unsuccessful in obtaining financing, some initiatives relating to those higher growth opportunities may have to be curtailed or deferred, including such projects as VSAT deployment and investment in Buzztime. We may not be able to obtain additional financing on terms favorable to us, or at all. If we receive additional equity financing, it could be dilutive to our stockholders. Any debt financing, if available, may involve covenants limiting or restricting our operations or future opportunities.

New products and rapid technological change may render our operations obsolete or noncompetitive.

     If we do not compete successfully in the development of new products and keep pace with rapid technological change, we will be unable to achieve profitability or sustain a meaningful market position. The interactive entertainment and game industry, as well as the wireless paging and software applications industries, are becoming highly competitive and subject to rapid technological changes when compared to other industries. We are aware of other companies that are introducing interactive game products on various platforms that allow players to compete across the nation. We are also aware of other companies that are developing and introducing wireless technology and software applications that may be suitable for use in the hospitality industry. The wireless paging industry is highly competitive; we may experience pricing pressure in the wireless markets that could impact our margins with respect to our wireless product line. Some of these companies have substantially greater financial resources and organizational capital than we do, which could allow them to identify emerging trends. In addition, changes in customer tastes may render our network and its content, our technology and our wireless and software products obsolete or noncompetitive.

     The emergence of new entertainment products and technologies, changes in consumer preferences and other factors may limit the life cycle of our technologies and any future products and services we develop. Accordingly, our future performance will depend on our ability to:

     o identify emerging technological trends in our market;

     o identify changing consumer needs, desires or tastes;

     o develop and maintain competitive technology, including new product and service offerings;

     o improve the performance, features and reliability of our products and services, particularly in response to technological changes and competitive offerings; and

     o bring technology to the market quickly at cost-effective prices.

We may not be successful in developing and marketing new products and services that respond to technological and competitive developments and changing customer needs. Such products and services may not gain market acceptance. Any significant delay or failure in developing new or enhanced technology, including new product and service offerings, could result in a loss of actual or potential market share and a decrease in revenues.

We must effectively compete within the highly competitive software industry.

     The software industry is intensely competitive. Several large vendors develop and market database management programs, business and management applications, collaboration products and business intelligence products that compete with our NTN Software Solutions offerings. Some of these competitors have significantly greater financial and technical resources than we do. We expect to continue to face intense competition in the software market in which we compete. We could lose market share if our competitors introduce new competitive products into one or more of our markets, add new functionality into an existing competitive product, acquire a competitive product, reduce prices, or form strategic alliances with other companies. In addition, because new distribution methods and opportunities offered by the internet and electronic commerce have removed many of the barriers to entry historically faced by small and start-up companies in the software industry, we expect to face additional future competition from these companies.

If we fail to manage our growth effectively, we may lose business and experience reduced profitability.

     Continued implementation of our business plan requires an effective planning and management process. Our anticipated future growth will continue to place a significant strain on our management systems and resources. If we are to grow successfully, we must:

     o improve our operational, administrative and financial systems;

     o expand, train and manage our workforce; and

     o attract and retain qualified management and technical personnel.

The interactive gaming and entertainment industry is highly competitive.

     The entertainment business is highly competitive. We compete with other companies for total entertainment related revenues in the marketplace. Our network programming competes generally with broadcast television, direct satellite programming, pay-per-view, other content offered on cable television, and other forms of entertainment. Furthermore, certain of our competitors have greater financial and other resources available to them. The entrance of motion picture, cable and television companies in the interactive entertainment and multimedia industries will likely intensify competition in the future. In January 1999, The Walt Disney Company introduced interactive programming broadcast in conjunction with live sporting and other events which competes directly with our programming.

     We also compete with other content and services available to consumers through online services. The expanded use of online networks and the Internet provide computer users with an increasing number of alternatives to video games and entertainment software. With this increasing competition and rapidly changing factors, we must be able to compete in terms of technology, content and management strategy. If we fail to provide quality services and products, we will lose revenues to other competitors in the entertainment industry. Increased competition may also result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles, reduced revenues and loss of market share.

If intellectual property law and practice do not adequately protect our proprietary rights and intellectual property, our business could be seriously damaged.

     We rely on a combination of trademarks, copyrights and trade secret laws to protect our proprietary rights in some of our products. Furthermore, it is our policy that all employees and consultants involved in research and development activities sign nondisclosure agreements. Our competitors may, however, misappropriate our technology or independently develop technologies that are as good as or better than ours. Our competitors may also challenge or circumvent our proprietary rights. If we have to initiate or defend against an infringement claim in the future to protect our proprietary rights, the litigation over such claims could be time-consuming and costly to us, adversely affecting our financial condition.

     From time to time, we hire or retain employees or external consultants who may work for other companies developing products similar to those offered by us. These former employers may claim that our products are based on their products and that we have misappropriated their intellectual property. Any such litigation could prevent us from exploiting our proprietary portfolio and cause us to incur substantial costs, which in turn could materially adversely affect our business.

We may be liable for the content we make available on the NTN iTV Network, the Buzztime trivia channel and the internet.

     We make content available on the NTN iTV Network, the Buzztime trivia channel and the internet. The availability of this content could result in claims against us based on a variety of theories, including defamation, obscenity, negligence or copyright or trademark infringement. We could also be exposed to liability for third party content accessed through the links from our web sites to other web sites. We may incur costs to defend ourselves against even baseless claims, and our financial condition could be materially adversely affected if we are found liable for information that we make available. Implementing measures to reduce our exposure may require us to spend substantial resources and may limit the attractiveness of our services to users.

We may face exposure on sales and/or use taxes in various states.

     From time to time, state tax authorities will make inquiries as to whether or not a portion of our services might require the collection of sales and use taxes from customers in those states. In the current difficult economic climate, many states are expanding their interpretation of their sales and use tax statutes to derive additional revenue. While in the past our sales and use tax expenses have not been material, it is likely that such expenses will grow in the future.

Our games and game shows are subject to gaming regulations.

     We operate games of skill and chance that, in some instances, reward prizes. These games are regulated in many jurisdictions. The selection of prizewinners is sometimes based on chance, although none of our games require any form of monetary payment. The laws and regulations that govern these games, however, are subject to differing interpretations in each jurisdiction and are subject to legislative and regulatory change in any of the jurisdictions in which we offer our games. If such changes were to happen, we may find it necessary to eliminate, modify or cancel certain components of our products that could result in additional development costs and/or the possible loss of revenue.

We are currently involved in litigation matters that could materially impact our profitability.

     We are involved in litigation in Canada with Interactive Network, Inc. Both NTN and Interactive Network, Inc. have asserted claims involving patent infringement and validity and certain other proprietary rights. These actions relate only to the broadcast of the NTN iTV Network to subscribers in Canada and do not extend to our network operations in the United States or elsewhere. To date, Interactive Network, Inc. has deposited a total of $140,000 in Canadian dollars with the Canadian court in compliance with the court's order as security for costs to be incurred by us in defense of the action. A trial date has been established for April 2004. We intend to continue to defend the action vigorously.

     On March 21, 2003, Long Range Systems, Inc. (LRS) filed in the United States District Court, Northern District of Texas, a patent infringement complaint against NTN Wireless. This complaint alleged trade dress and patent infringement and unfair competition. This complaint relates to our repair and replacement activities of LRS pagers, which is not a significant percentage of our NTN Wireless business. On May 9, 2003, we filed with the court a motion to dismiss the LRS complaint. The court denied our motion to dismiss and provided LRS an opportunity to amend its complaint. LRS served the amended complaint on July 24, 2003 and, in turn, we filed a motion to dismiss the amended complaint. The court recently denied our motion to dismiss and appointed a special master to the case. The parties will commence discovery.

     On or about April 23, 2003, we filed a complaint in the Superior Court of the State of California, County of San Diego, against LRS alleging defamation and trade libel, intentional interference with prospective economic advantage, Lanham Act (trademark violations) and California unfair competition. The case was subsequently transferred to the United States District Court, Southern District of California. Our complaint alleges that LRS made false statements in its complaint and press release regarding our products infringing LRS patents, that LRS intentionally made false statements to disrupt our business relationships with our clients, and that LRS registered the domain name www.ntnwireless.com in violation of our trademark rights. LRS has recently agreed to transfer ownership of the www.ntnwireless.com domain name to us. LRS filed a motion for change of venue seeking to have the matter transferred to Texas and a motion to strike under California's Anti-SLAPP statute. Both motions remain pending the court's ruling.

     The foregoing claims may not be decided in our favor and we are not insured against claims made. During the pendency of these claims, we will continue to incur the costs of our legal defense.

If our chief executive officer were to leave us, our business may be adversely affected.

     Our success greatly depends on the efforts of our chief executive officer, Stanley B. Kinsey. Our ability to operate successfully will depend significantly on his services and contributions. Mr. Kinsey's employment agreement with NTN was amended on May 21, 2003 to provide for an extended term ending January 31, 2004 as well as an increase in annual salary and a grant of options to purchase up to 400,000 shares of common stock. Mr. Kinsey is presently discussing an extension of his employment agreement with the compensation committee of our board of directors. Our business and operations may be adversely affected if he were to leave.

We may have difficulty recruiting professionals for our business.

     Our business requires experienced programmers, creative designers and application developers. Our success will depend on identifying, hiring, training and retaining such experienced, knowledgeable professionals. We must recruit talented professionals in order for our business to grow. There is significant competition for employees with the skills required to develop the products and perform the services we offer. There can be no assurance that we will be able to attract a sufficient number of qualified employees in the future to sustain and grow our business, or that we will be successful in motivating and retaining the employees we are able to attract. If we cannot attract, motivate and retain qualified professionals, our business, financial condition and results of operations will suffer.

Risk Factors Associated With the NTN iTV Network

We depend on a single supplier of Playmakers(R).

     We currently purchase our 900-megahertz Playmakers from Climax Technology Co. Ltd., an unaffiliated Taiwanese manufacturer. We are currently soliciting bids from alternative suppliers for the manufacture of our Playmakers. Unless and until we succeed in establishing additional manufacturing relationships, we will continue to depend on our current sole source supplier of Playmakers. If we lose our supplier, our growth may be slowed until an alternative supplier is identified.

Communication failures with our subscriber locations could result in the cancellation of subscribers and a decrease in our revenues.

     We rely on both satellite and telephone systems to communicate with our subscriber locations. We currently transmit the majority of our data to our hospitality customer sites via PanAmSat's Galaxy IIIR satellite and will rely upon Galaxy IIIC for data transmission in connection with our new VSAT two-way communication technology. We have currently converted 20% of our sites to the

VSAT technology. Interruption in communications with our subscriber locations under either system could decrease customer loyalty and satisfaction and result in a cancellation of our services. We are continually reviewing alternative telephone service providers and establishing contingency plans; however, such alternative providers and contingency plans have not been finalized.

     In the event that we were forced to switch to another satellite, we would incur significant costs associated with re-pointing our satellite receivers. In addition, we could experience higher operating costs to transmit data to our customers via telephone lines and the Internet during the transition period.

     Another potential risk is the possibility that our government could pre-empt our satellite for national security reasons, as the United States satellite operators are federally licensed. This would appear to be unlikely as our government has a strong communications infrastructure in place domestically.

Risk Factors Associated With Buzztime

We may sell equity interests in Buzztime to third parties, which could result in the loss of control of Buzztime or devaluation of our equity interest in Buzztime.

     In June 2001, we sold a 6% interest in Buzztime to an affiliate of Scientific-Atlanta, a leading cable television set-top box manufacturer. While Scientific-Atlanta's investment position was converted to our common stock in January 2003, we believe there may be divergent investment preferences between the strategies pursued by the NTN iTV Network and Buzztime and may decide in the future to continue to raise additional financing by issuing and selling equity interests in Buzztime to third parties. To enhance the ability of Buzztime to raise such financing, we have previously contributed and may contribute in the future some of our assets to Buzztime in order to allow the development of a distinct identity that we believe is necessary for it to effectively grow as a separate concern. These assets include our extensive trivia game show library and our interactive play-along sports games and related intangible assets.

     From an operational standpoint, we could lose control of Buzztime. If we lose control, Buzztime may no longer provide adequate support and resources for content and programming for the NTN iTV Network, affecting the ability of the NTN iTV Network to continue its operations. From a financial viewpoint, we could undervalue the stock of Buzztime when selling it to third parties or undervalue assets transferred to Buzztime and this could devalue your holdings in NTN because we would not receive the fair value for our interest in Buzztime.

If our new Buzztime programming is not accepted by consumers, we are not likely to generate significant revenues or become profitable.

     The new Buzztime channel faces risks as to whether consumers will accept interactive television products and the trivia programming produced by Buzztime. If interactive television does not become a successful, scaleable medium or if consumers do not accept trivia and play-along sports games, then we will be unable to draw revenues from advertising, direct-marketing of third-party products, subscription fees and pay-per-play fees. Until a sufficient market develops for the digital set-top boxes enabled to run our interactive television game applications, our profit potential is uncertain and we may also face competition from companies developing and marketing stand-alone game products and services. We will also be unable to attract local cable operators to add Buzztime programming as a channel to their service.

The market for interactive television games and services is new and may not develop as anticipated.

     The interactive television market currently is small and emerging. The success of Buzztime will depend on the growth and development of this market in the United States and it will depend upon the commercialization and broad acceptance by consumers and businesses of a wide variety of interactive television products. Demand and market acceptance of recently introduced products and services are subject to a high level of uncertainty and, as a result, our profit potential is unproven. In addition, the potential size of this new market opportunity and the timing of its development and deployment are currently uncertain. Development schedules of interactive television offered by our competitors have been delayed or refocused as the industry evolves. If the market for interactive television does not develop or develops more slowly than anticipated, our revenues will not grow as fast as anticipated, if at all.

The adoption of incompatible standards could render our products obsolete or non-competitive.

     If a new digital set-top box standard or middleware platform is defined, we do not know whether Buzztime's products will be compatible with such standards once defined. The establishment of multiple standards could hurt our business and significantly increase our expenses, particularly if our products require significant redevelopment in order to conform to the newly established standards. Any delay or failure on our part to respond quickly, cost-effectively and sufficiently to these developments could render our existing products and services obsolete and cause us not to be competitive, resulting in a decrease in our revenues without a corresponding decrease in our expenses. We may have to incur substantial expenditures to modify or adapt our products or services to respond to these developments. We must be able to incorporate new technologies into the products we design and develop in order to address the increasingly complex and varied needs of our customer base.

Increasing government regulation could cause demand for our products and services to decline significantly.

     We are subject not only to regulations applicable to businesses generally, but also laws and regulations that apply directly to the industry of interactive television products. Although there are currently few such laws and regulations, state and federal governments may adopt a number of these laws and regulations governing any of the following issues:

     o user privacy;

     o copyrights;

     o consumer protection;

     o the media distribution of specific material or content; and

     o the characteristics and quality of interactive television products and services.

One or more states or the federal government could enact regulations aimed at companies, like us, which provide interactive television products. The likelihood of such regulation being enacted will increase as interactive television becomes more pervasive and affects the daily lives of more people. Any such legislation or regulation could dampen the growth of the industry of interactive television. If such a reduction in growth occurs, demand for our products and services may decline significantly.

     On January 18, 2001, the Federal Communications Commission issued a notice of inquiry concerning interactive television. The notice raised a series of questions that suggest that cable systems might be regarded as essential, open platforms of spectrum for non-discriminatory third-party access, rather than facilities-based providers competing in a wider market. The notice sought comments on the nature of interactive television and whether cable systems will be a "superior platform" for providing interactive television. The outcome of the inquiry will determine whether or not a subsequent rulemaking will be held in order to create regulations for the interactive television industry. Any regulation of this industry could impact on Buzztime and its operations.

Risks Associated with this Offering

Our common stock could be delisted or suspended from trading on the American Stock Exchange.

     On May 1, 2003,  we  received a letter  from the  American  Stock  Exchange
(AMEX) stating that we are now in compliance with AMEX listing standards. New AMEX rules effective January 2003 permit a company, such as NTN, to remain listed on AMEX if it has a total market capitalization of at least $50 million, has at least 1.1 million shares publicly held, has a market value of publicly held shares of at least $15 million and has a minimum of 400 round lot shareholders.

     Should, at some future date, we fall out of compliance with the new rules (from subsequent changes in market capitalization or otherwise), we could remain compliant by maintaining a level of shareholder's equity of $6 million. If we otherwise fail to maintain compliance with the AMEX listing standards, our common stock may not remain listed on AMEX or any other exchange or quotation system in the future. If our common stock is delisted from AMEX, spreads can often be higher for securities traded on the over-the-counter market and the execution time for orders may be longer. Thus, removing our stock from AMEX may result in decreased liquidity by making the trading of our stock less efficient.

Our stock price has been highly volatile and your investment could suffer a decrease in value.

     The trading price of our common stock has been and may continue to be subject to wide fluctuations. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for technology-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

Our charter contains provisions that may hinder or prevent a change in control of our company, which could result in our inability to approve a change in control and potentially receive a premium over the current market value of your stock.

     Certain provisions of our certificate of incorporation could make it more difficult for a third party to acquire control of us, even if such a change in control would benefit our stockholders. For example, our certificate of incorporation requires a supermajority vote of at least 80% of the total voting power, voting together as a single class, to amend certain provisions of such document, including those provisions relating to:

     o the number, election and term of directors;

     o the removal of directors and the filling of vacancies; and

     o the supermajority voting requirements of our restated certificate of incorporation.

These provisions could discourage third parties from taking over control of our company. Such provisions may also impede a transaction in which you could receive a premium over then current market prices and your ability to approve a transaction that you consider in your best interests.

If the shares of our common stock eligible for future sale are sold, the market price of our common stock may be adversely affected.

     Future sales of substantial amounts of our common stock in the public market or the anticipation of such sales could have a material adverse effect on then-prevailing market prices. As of December 31, 2003, there were approximately 9,673,914 shares of common stock reserved for issuance upon the exercise of outstanding stock options at exercise prices ranging from $0.45 to $4.9375 per share. As of December 31, 2003, there were also outstanding warrants to purchase an aggregate of approximately 1,779,500 shares of common stock at exercise prices ranging from $0.50 to $3.75 per share.

     The foregoing options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of these options and warrants can be expected to exercise them at a time when we would be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by such options and warrants. For the life of such options and warrants, the holders are given the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. To the extent the trading price of our common stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will have a dilutive effect on our stockholders.

We may issue preferred stock with terms that could adversely affect the voting power or value of our common stock.

     Our certificate of incorporation authorizes us to issue, from time to time, without further stockholder approval (but subject to applicable stock exchange rules), shares of preferred stock in one or more series, having such preferences, powers and other rights as our board of directors may determine. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or upon the happening of specified events, or we might grant holders of preferred stock the right to veto specified transactions. Similarly, we might provide the preferred stock with preferences over our common stock with respect to dividends and distributions, liquidations, or redemptions. These rights and preferences could adversely affect the residual value or the voting power of the common stock. For more information, please see the discussion under the caption "Description of Capital Stock."

We have no plans to pay dividends on our common stock, and you therefore likely will not receive funds without selling your shares.

     We have no plans to pay dividends on our common stock in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Accordingly, you likely will have to sell some or all of your shares of common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell your shares.

We may allocate the net proceeds from this offering in ways with which you may not agree.

     Our expected use of the proceeds of this offering are as set forth under "Use of Proceeds" in this prospectus supplement. However, these uses are general in nature and are subject to change based upon changing conditions and opportunities. Our management has broad discretion in applying the net proceeds we estimate we will receive in this offering. Because the net proceeds are not required to be allocated to any specific use, investment or transaction, you cannot determine at this time the value or propriety of our application of the proceeds. Moreover, you will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other stockholders may not agree with our decisions.

You will experience immediate dilution in the book value per share of the common stock you purchase.

     Because the price per share of our common stock being offer is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an offering price of $3.55 per share and a net tangible book value per share of our common stock of $0.12 as of September 30, 2003, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $3.19 per share in the net tangible book value of the common stock.


                           Recent Company Developments

Acquisition of Assets of Canadian Licensee

     On December 15, 2003, NTN Canada, Inc., our Canadian subsidiary, acquired the assets of our Canadian licensee, NTN Interactive Network Inc., a wholly owned subsidiary of Chell Group Corporation. The consideration was comprised of US$250,000 in cash, 238,300 shares of unregistered NTN common stock valued at approximately US$650,000 and the remainder was based upon the application of approximately $550,000 in unpaid licensing receivables owed to us at the closing of the transaction. We also assumed certain liabilities in the transaction. The total purchase price is subject to a post-closing adjustment based on the closing date balance sheet. NTN Interactive Network's unaudited estimated revenues for its fiscal year ended August 31, 2003 were CDN$5.8 million.

Warrant Exercise

     On November 13, 2003, NorthBay Opportunities, L.P. (formerly known as BayStar Capital, L.P.) and NorthBay International Opportunities, Ltd. (formerly known as BayStar International, Ltd.) exercised warrants to purchase shares of our common stock in the amounts of 493,827 and 123,456 shares, respectively. The warrant exercise price for both firms was $1.62 per share. Those firms paid us approximately $1 million on November 13, 2003 in order to exercise those warrants. These warrants were existing instruments that were issued as part of a previous financing by those firms. The warrants were scheduled to expire on November 14, 2003.


                           Forward Looking Statements

     We make statements in this prospectus supplement, the prospectus and the documents incorporated by reference that are considered forward-looking statements under the securities laws. Such forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

     All forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those discussed under "Risk Factors" in this prospectus supplement, our accompanying prospectus and in our Annual Report on Form 10-K. You should not place undue reliance on such forward-looking statements, which speak only as of their date stated. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information set forth under "Risk Factors" in this prospectus supplement.


                 Price Range of Common Stock and Dividend Policy

     Our common stock is listed on the American Stock Exchange under the symbol "NTN." Set forth below are the high and low sales prices for our common stock as reported by the American Stock Exchange for the two most recently completed fiscal years and for the period from January 1 through January 26, 2004:

                                                            Low           High
2002
First Quarter...........................................   $0.78          $0.85
Second Quarter..........................................   $1.04          $1.66
Third Quarter...........................................   $0.81          $1.19
Fourth Quarter..........................................   $0.72          $1.20

2003
First Quarter...........................................   $0.95          $1.74
Second Quarter..........................................   $1.50          $2.25
Third Quarter...........................................   $1.95          $3.00
Fourth Quarter..........................................   $2.83          $3.95

2004
First Quarter (through 1/26/04).........................   $3.41          $4.25

     On January 26, 2004, the closing price for our common stock as reported on the AMEX was $3.77. As of January 26, 2004, there were approximately 1,338 holders of our common stock.

     To date, we have not declared or paid any cash dividends with respect to our common stock, and the current policy of our board of directors is to retain earnings, if any, after payment of dividends on the outstanding preferred stock to provide for our growth. Consequently, no cash dividends are expected to be paid on our common stock in the foreseeable future. Pursuant to the terms of our line of credit, we may not pay or declare dividends without the prior written consent of the lender.

                                 Use of Proceeds

     We estimate that our net proceeds from the offering (after deducting placement agent fees of $810,000 and estimated offering expenses of $200,000) will be approximately $13.0 million. We intend to use the net proceeds from the offering for the following purposes:

     o Approximately $5 million for the deployment of VSAT transmission technology to installed customer base;

     o  Approximately  $4  million  in  support  of  Buzztime   development  and
        distribution endeavors; and

     o  The balance for working capital and general corporate purposes.

     Our management will retain discretion in the allocation of the net proceeds of this offering among such purposes. The amounts we spend will depend on a number of factors, including the amount of our future revenues and cash flows. Pending these uses, the net proceeds from the offering will be invested in short-term, interest-bearing, investment grade securities.

                                 Capitalization

     The following table sets forth our capitalization as of September 30, 2003:

        o On an actual basis; and

        o On an adjusted basis to reflect our receipt of the estimated net proceeds of $13.0 million from the sale of the shares of common stock in the offering.

     You should read this capitalization table together with the consolidated financial statements and related notes, together with management's discussion and analysis thereof, contained in our annual reports and other information that we have filed with the SEC. See "Where You Can Find More Information" in the accompanying prospectus.

                                                                        Actual                  As Adjusted
Long-term Debt:
     Obligations under capital leases.........................        $      160,000                 160,000
     Revolving line of credit.................................                    --                      --
     Equipment Note Payable...................................               191,000                 191,000

Stockholders' Equity:
     Series A 10% cumulative convertible
     preferred stock, $.005 par value,
     5,000,000 shares authorized;
     161,000 shares issued and outstanding....................                 1,000                   1,000
     Common stock, $.005 par value,
     84,000,000 shares authorized;
     47,473,000 shares issued and outstanding actual;
     51,417,000 shares issued and outstanding as adjusted.....               236,000                 256,000
     Additional paid-in capital...............................            92,826,000             105,806,000
     Accumulated deficit......................................           (80,898,000)            (80,898,000)
     Accumulated other comprehensive loss.....................              (649,000)               (649,000)
                                                                         ------------            ------------
     Total stockholders' equity...............................            11,516,000              24,516,000
                                                                          ----------              ----------

                  Total capitalization........................            11,867,000              24,867,000
                                                                          ==========              ==========


     The table above sets forth our capitalization as of September 30, 2003. The number of shares of common stock to be outstanding after this offering will be approximately 52,577,000, which includes the number of shares outstanding as of September 30, 2003 plus the following:

        o 238,300 shares of common stock issued to Chell Group Corporation on December 15, 2003 as part of the purchase of the assets of NTN Interactive Network, the Company's Canadian licensee.

        o 272,000 shares of common stock issued during the quarter ended December 31, 2003 as part of employee stock option exercises.

        o 3,000 shares of common stock issued during the quarter ended December 31, 2003 in the form of stock based compensation.

        o 637,000 shares of common stock issued during the quarter ended December 31, 2003 as part of warrant exercises.

        o 10,000 shares of common stock issued in January 2004 as part of a warrant exercise.

     The approximately 52,577,000 shares of common stock to be outstanding after this offering does not include:

       o 11,453,414 shares of common stock issuable upon the exercise of options and warrants outstanding as of December 31, 2003 at a weighted average exercise price of $ 1.442 per share, of which 8,406,202 of these options and warrants were exercisable at December 31, 2003.

        o 60,691 shares of common stock issuable upon the conversion of the outstanding Series A Preferred Stock.

        o 236,619 shares of common stock issuable upon the exercise of the placement agent warrants.


                          Description of Capital Stock

     Our authorized capital stock consists of 84,000,000 shares of common stock, par value $.005 per share, and 10,000,000 shares of preferred stock, par value $.005 per share.

     The following description of our capital stock is a summary of material terms. It is not complete and is subject in all respects to applicable Delaware law and to the provisions of our certificate of incorporation and bylaws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part.

Common Stock

     Subject to the rights of the holder of any preferred stock which may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available therefor and, in the event of our liquidation, dissolution or winding up, to share pro rata in any distribution of our assets after the payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders. There are no preemptive, subscription, conversion or redemption rights pertaining to shares of our common stock.

Preferred Stock

     We are authorized to issue 10,000,000 shares of preferred stock, $.005 par value per share. Our Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, or the designation of such series, without any vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of common stock. As of January 26, 2004, we had 161,000 shares of preferred stock outstanding.

Series A Preferred Stock

     As of January 26, 2004, there were 161,000 shares of Series A Preferred Stock outstanding. The holders of the Series A Preferred Stock are entitled to an annual dividend of 10% of the original issue price of $1.00 per share, payable semi-annually on December 1 and June 1 of each year in cash or, at our option, by means of the issuance of shares of common stock, which are to be valued for this purpose at the fair market value of the common stock. We are current in the payment of all dividends on the Series A Preferred Stock. Upon our liquidation, dissolution or winding up, each holder of the Series A Preferred Stock will be entitled to receive $1.00 per share before any payment shall be made with respect to the outstanding shares of common stock. Each share of the Series A Preferred Stock currently is convertible into approximately
0.2908 shares of common stock at any time at the option of the holders of the Series A Preferred Stock. The rate of conversion is subject to certain anti-dilution provisions. The holders of the Series A Preferred Stock do not have any voting, preemptive, subscription or redemption rights.

Possible Anti-Takeover Effect of Certain Charter Provisions

     Certain provisions of our certificate of incorporation may have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders. The following is a brief summary of these anti-takeover provisions:

        o A supermajority vote of at least 80% of the total voting power, voting together as a single class, is required to amend certain provisions of the certificate of incorporation, including those provisions relating to the number, election and term of directors, the removal of directors and the filling of vacancies, and the provisions imposing supermajority voting requirements. Our bylaws may be amended only by our Board of Directors or by a supermajority vote of at least 80% of the total voting power, voting together as a single class. These voting requirements may have the effect of making more difficult an amendment by stockholders of our certificate of incorporation or bylaws, even if a majority of our stockholders believes that such amendment would be in their best interests.

        o Our Board of Directors is divided into three classes, each class to be nearly equal in number as possible and to serve staggered three-year terms. Approximately one-third of our directors are subject to re-election at each annual meeting of stockholders. This classification of directors, together with other provisions that limit the ability of stockholders to increase the size of our Board of Directors without a supermajority vote or to remove directors, may have the effect of making it more difficult for stockholders to change the composition of our Board of Directors. As a result, at least two annual meetings of stockholders may be required for stockholders to change a majority of the directors, whether or not a change in our Board of Directors would be beneficial to us and our stockholders and whether or not a majority of our stockholders believes that such a change would be desirable.

        o Our certificate of incorporation requires that stockholder action be taken at an annual meeting or special meeting of stockholders called pursuant to a resolution adopted by a majority of our Board of Directors and prohibits stockholder action by written consent.

Certain Provisions of Delaware Law

     We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined therein) with a Delaware corporation for three years following the date such person became an interested stockholder, unless:

        o before such person became an interested stockholder, the Board of Directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

        o upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans); or

        o following the transaction in which such person became an interested stockholder, the business combination is approved by the Board of Directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

Transfer Agent

     The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York.

                                    Dilution

     Purchasers of the common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. As of September 30, 2003, our net tangible book value was $5.5 million, or $0.12 per share. As of September 30, 2003, our net tangible book value, as adjusted for the sale of the approximately 3,944,000 shares offered by us in this offering and application of the estimated net proceeds to us of $13.0 million, would have been approximately $0.36 per share. This represents an immediate increase in net tangible book value of $0.24 per share to existing stockholders and an immediate and substantial dilution of $3.19 per share to new investors purchasing common stock in this offering.

     The following table illustrates this per share dilution as of September 30, 2003:

Public offering price..............................                   $3.55
Net tangible book value............................    $0.12
Increase attributable to new investors.............     0.24
                                                   ------------
Net tangible book value after the offering.........                    0.36
                                                                 --------------
Dilution to new investors..........................                   $3.19
                                                                 ==============

     The following table summarizes as of September 30, 2003, the differences between existing stockholders and the new investors with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid before deducting the underwriting discounts, commissions and our estimated offering expenses.

                                                                                                  Average Price
                                      Shares Purchased              Total Consideration             Per Share
                                ----------------------------    ----------------------------    ------------------
                                    Number        Percent           Amount         Percent
                                --------------- ------------    ---------------- -----------
Existing stockholders              47,473,000       92.3%          79,563,000        85.0%            $1.68
New investors                       3,944,000        7.7%          14,000,000        15.0             $3.55
                                --------------- ------------    ---------------- -----------

Total                              51,417,000      100.0%          93,563,000       100.0%
                                =============== ============    ================ ===========

     The above discussion and tables assume no exercise of any stock options, warrants or other convertible securities outstanding as of September 30, 2003. As of September 30, 2003, there were options, warrants and other convertible securities outstanding to purchase a total of 12,380,152 shares of common stock at a weighted average exercise price of $1.44 per share, of which 9,106,442 were exercisable as of September 30, 2003. If these options, warrants and other convertible securities are exercised in the future, it will be further dilutive to investors who purchase shares in this offering. During the period after September 30, 2003, a number of options and warrants have been exercised and additional shares have been issued as more fully described under "Capitalization" in this prospectus supplement, which has resulted in additional dilution to the new investors.

                              Plan of Distribution

     In this offering, certain institutional investors have agreed to purchase, and we have agreed to sell, 3,943,661 shares of our common stock at a negotiated purchase price of $3.55 per share. The purchase agreements provide that the obligations of the purchasers to purchase these shares included in this offering are subject to customary closing conditions. In negotiating the offering price per share of our common stock, we considered the dilution to our stockholders that will result from this offering. See "Dilution" in this prospectus supplement.

     We have engaged Roth Capital Partners, LLC as a placement agent for this offering. Roth Capital Partners may be an underwriter within the meaning of the Securities Act of 1933, as amended, in connection with its placement agent activities in this offering.

     Roth Capital Partners has no commitment to purchase any of our common stock and will act only as an agent in obtaining indications of interest in our common stock from selected institutional investors. We agreed to pay the placement agent a cash fee of 6.0% of gross proceeds, except the cash fee will be reduced to 4.5% of gross proceeds for the purchase of common stock by the following strategic investors: Media General, Inc. or its affiliates. Twenty-five percent of the placement agent cash fees (excluding any cash fees attributable to the strategic investors) otherwise payable to Roth Capital Partners shall at the closing of the transaction be paid to Gilford Securities, Inc. In addition, $30,000 of the placement agent cash fees otherwise payable to Roth Capital Partners shall at the closing of the transaction be paid to Fagenson & Co., Inc. We also agreed to reimburse Roth Capital Partners upon request for its out-of-pocket expenses, including reasonable fees and disbursements of its legal counsel.

     At the closing of this offering, we will issue to Roth Capital Partners and its designees a warrant to purchase up to 236,619 shares of our common stock. The warrant is exercisable at any time, in whole or in part, between January 30, 2004 and January 30, 2009, at an exercise price of $3.91 per share (110.1% of the public offering price per share). The warrant may not be sold, transferred, assigned, pledged or hypothecated during the one-year period following the date of this prospectus supplement except to the officers and partners of Roth Capital Partners. During the exercise period, the holder of the warrant will have the opportunity to profit from a rise in the market price of our common stock, which will dilute the interests of our stockholders. We expect that the warrant will be exercised when we would, in all likelihood, be able to obtain any capital needed on terms more favorable than those provided by the warrants. Any profit realized by the placement agent on the sale of the warrant or the underlying shares of our common stock may be deemed additional placement agent compensation. The warrant contains a cashless exercise provision. Pursuant to the terms of the warrant, the Company has granted Roth Capital Partners registration rights with respect to resale of the shares underlying the warrants.

     We have agreed to indemnify the placement agent and each of its respective partners, directors, officers, associates, affiliates, subsidiaries, employees, consultants, attorneys and agents, and each person, if any, controlling the placement agent and any of its affiliates, against liabilities resulting from this offering and to contribute to payments the placement agent may be required to make for these liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the ordinary course of business, Roth Capital Partners has engaged and may in the future engage in financial advisory, investment banking and other transactions with us for which customary compensation has been, and will be paid.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act relating to the common stock being offered by this prospectus supplement and the accompanying prospectus. As permitted by the SEC rules, this prospectus supplement omits some information included in the registration statement. For a more complete understanding of the common stock and this offering, you should refer to the registration statement, including its exhibits.

     We file annual, quarterly and current reports and other information with the SEC. In this document, we "incorporate by reference" the information that we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents and reports listed below (other than current reports on Form 8-K furnished pursuant to Item 9 or Item 12 of Form 8-K) as well as all future documents and reports filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

        o annual report on Form 10-K for the fiscal year ended December 31, 2002;

        o quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2003, June 30, 2003, and September 30, 2003; and

        o current reports on Form 8-K filed on January 15, 2003, January 22, 2003, February 3, 2003, August 14, 2003, and January 7, 2004 and on Form 8-K/A filed on October 14, 2003.

     To receive a free copy of any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write to us at:

                               NTN Communications
                                  5966 La Place
                               Carlsbad, CA 92008
                       Attention: Chief Financial Officer
                                 (760) 438-7400

     You can also inspect, read and copy these reports and other information at the public reference facilities the SEC maintains at: Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that makes available reports and other information regarding companies that file electronically with it.

     You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information


                                  Legal Matters

     The legality of the shares of common stock to be issued in connection with this offering is being passed upon for the Company by the law firm of O'Melveny & Myers LLP. Certain other legal matters relating to this offering are being passed upon for the placement agent by Snell & Wilmer LLP.

                                     Experts

     The consolidated financial statements of NTN Communications, Inc. and its subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG
LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Prospectus

                                   $20,000,000




                                   [NTN LOGO]



                         LIVE INTERACTIVE ENTERTAINMENT

                            NTN COMMUNICATIONS, INC.

                                  COMMON STOCK
                                 --------------

     This Prospectus is part of a Registration Statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time shares of our Common Stock, $.005 par value per share, as described in this Prospectus. The shares of our Common Stock will have a maximum aggregate offering price of $20,000,000. We will offer the shares of our Common Stock on terms to be determined at the time of the offering. The specific number of shares and issuance price per share will be set forth in an accompanying Prospectus Supplement.

     Our Common Stock is listed on the American Stock Exchange under the symbol "NTN."

     We may sell shares of our Common Stock at fixed prices directly, through agents from time to time or through underwriters or dealers. If any agent or any underwriter is involved in the sale of the shares of Common Stock, their name and any applicable commission or discount will be set forth in the accompanying Prospectus Supplement. See "Plan of Distribution." Our net proceeds from such sale will also be set forth in the applicable Prospectus Supplement.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT, TOGETHER WITH THE ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION," CAREFULLY BEFORE YOU INVEST.
                                 --------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful and complete. Any representation to the contrary is a criminal offense.
                                 --------------

     This Prospectus may not be used to consummate sales of our Common Stock unless accompanied by a Prospectus Supplement.

                                 --------------

                  The date of this Prospectus is April 7, 2000

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other financial and business information with the SEC. Our SEC filings are available on the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. You also can obtain information about us from the American Stock Exchange at 86 Trinity Place, New York, New York 10006-1881.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede information in this Prospectus and in our other filings with the SEC. We incorporate by reference the following reports and information which we have already filed with the SEC:

        o our Annual Report on Form 10-K for the year ended December 31, 1999, as amended by our Form 10-K/A filed with the SEC on April 5, 2000;

        o our Proxy Statement for our Special Meeting of Stockholders held on January 7, 2000; and

        o the description of our Common Stock which is contained in our Registration Statement on Form 8-A (File No. 0-19383).

     We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the shares of Common Stock covered by this Prospectus.

     You may request a copy of these filings at no cost, by writing or calling us at the following address:

         NTN Communications, Inc.
         The Campus -- 5966 La Place Court
         Carlsbad, California 92008
         Telephone: (760) 438-7400
         Attention: Ms. Berger

     You should rely only on the information contained in, or incorporated by reference into, this Prospectus or any applicable Prospectus Supplement. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this Prospectus, any Prospectus Supplement, or any document incorporated by reference is accurate as of any date other than the date of those documents.

     You may also obtain from the SEC a copy of the Registration Statement and exhibits that we filed with the SEC when we registered the shares of Common Stock. The Registration Statement may contain additional information that may be important to you.

                           FORWARD-LOOKING STATEMENTS

     We make statements in this Prospectus and the documents incorporated by reference that are considered forward-looking statements under the federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

     All forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those discussed under "Risk Factors" in this Prospectus and in our Annual Report on Form 10-K. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information set forth under "Risk Factors" in this Prospectus.

                            ABOUT NTN COMMUNICATIONS

     We are a developer and distributor of interactive game content, and we own and operate the largest "out-of-home" interactive consumer marketing television network in the United States. We operate our businesses through two operating divisions, BUZZTIME.com, Inc.(TM) and the NTN Network(R).

     BUZZTIME.com, our wholly-owned subsidiary formed in December 1999, owns the exclusive rights to two separate sets of game content. First, BUZZTIME.com owns the largest known digital trivia game show library, encompassing content from widely diverse areas of knowledge. Second, BUZZTIME.com owns the rights to eight unique "TV Play-along" sports games, played in conjunction with live televised sports programming. This is accomplished through our interactive broadcast studio that enables us to turn televised sports or other televised events into a live interactive game.

     We anticipate that BUZZTIME.com will function both as a game web site, with the expected launch of "BUZZTIME.com" in Spring 2000, and as a developer and distributor of game content. As a developer, BUZZTIME.com will continue to augment our expansive interactive game libraries. As a distributor, BUZZTIME.com intends to broadcast live play-along game shows to a broad array of interactive networks and platforms, including the Internet and online services, interactive television and hand-held devices.

     The NTN Network is North America's largest "out-of-home" interactive television network. The unique private network, distributed by Internet-enhanced technology, broadcasts a variety of multi-player sports and trivia games 365 days a year to hospitality venues such as restaurants, sports bars, hotels, clubs and military bases totaling approximately 3,300 locations in North America ("Locations") as of March 1, 2000. A unique feature of NTN Network's interactive programming is that all players compete in real-time within each Location and are ranked at the end of each game against players in all Locations throughout North America. This enables each Location to create on-premises promotions to increase patron loyalty as well as allowing NTN to capture national sponsors who want to use the competitions as a promotional tool.

     Our current strategy is to develop and take the BUZZTIME.com brand beyond the Internet and online services to multiple consumer interactive platforms and to gain player registrations and loyalty, regardless of the consumer's point of access. The NTN Network will be a key element in promoting the new brand. In the future, we expect to generate revenues through a combination of advertising, game sponsorships, pay-to-play and subscription models across all platforms. There can be no assurance, however, that we will be successful in executing this strategy.

                                  RISK FACTORS

     The shares of Common Stock being offered involve a high degree of risk. You should carefully consider the following risk factors and all other information contained in this Prospectus and the Prospectus Supplement before you buy shares of our Common Stock. The trading price of our Common Stock could decline due to any of these risks, and you could lose all or part of your investment.

Risks Associated With NTN Communications And This Offering

     Our Limited Liquidity and Capital Resources May Constrain Our Ability To Operate Our Business. At December 31, 1999, our current assets exceeded our current liabilities by $921,000. As of the date of this Prospectus, we believe that our cash on hand, anticipated cash flows from our operations and borrowings under our line of credit will be sufficient to meet our immediate operating needs.

     We will require additional financing to implement our plan of

       o converting our entire existing customer base to the Digital Interactive Television Network ("DITV");

       o  expanding the DITV Network; and

       o executing our strategy to promote our newly-branded game portal called "BUZZTIME.com."

     We intend to raise funds through public or private financings or other arrangements. We cannot assure you that we will be able to raise capital on terms to our satisfaction. If we are unable to raise capital when needed, or if our cash flows are less than we anticipate, or if we incur unanticipated expenses, our business, financial condition and results of operations will be materially adversely affected. See "Management's Discussion and Analysis of
Financial Condition and Results of Operations -- Liquidity and Capital Resources" in our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 for additional information about our liquidity and capital resources.

     Any additional equity financing may be dilutive to stockholders.

     We Have Experienced Significant Losses and Our Future Profitability Remains Uncertain. We had a net loss of $2,498,000 for the year ended December 31, 1999. We cannot assure you that we will achieve or sustain profitability, and we may have significant or increasing operating and net losses in the future.

     Our Prospects for Growth Are Uncertain. Our new DITV Network, launched in April 1999, is now being deployed to subscriber locations. We currently plan to continue operating our original NTN network and the DITV Network concurrently until approximately June 2000. Our immediate prospects for growth depend, in part, on the successful introduction and implementation of the new DITV Network. We cannot assure that the DITV Network will be favorably received by our current subscribers or that it will enable us to attract a significant number of new subscribers. We also cannot assure that we can implement and operate the DITV Network profitably.

     In December 1999, we established a subsidiary, BUZZTIME.com, Inc., a Delaware corporation. We expect BUZZTIME.com to function both as a developer and a distributor of game content. As a developer, BUZZTIME.com will continue to augment our expansive interactive game library. As a distributor, BUZZTIME.com intends to broadcast live play-along game shows to a broad array of interactive networks and platforms, including the Internet and online services, interactive television and hand-held devices. In Spring of 2000, we expect to launch BUZZTIME.com as a new game web site. Our strategy is to develop and take the BUZZTIME.com brand beyond the Internet and online services to multiple consumer interactive platforms. Our prospects are subject to risks and uncertainties, including those described in this Prospectus, and we cannot assure that we will be successful in executing our strategy.

     We Are Involved in Pending Litigation Proceedings. On June 11, 1997, we were named as a defendant in a class action lawsuit filed in the United States District Court for the Southern District of California. The complaint alleged violations of state and federal securities laws based upon purported omissions from our periodic filings with the Securities and Exchange Commission. More particularly, the complaint alleged that the defendant directors and former officers devised an "exit strategy" to provide themselves with undue compensation upon their resignation from NTN Communications. The plaintiffs further alleged that the defendants made false statements about, and failed to disclose, contingent liabilities and phantom assets in our consolidated financial statements and our independent auditor's audit reports. According to the plaintiffs, these alleged misrepresentations and omissions inflated the trading price of our Common Stock.

     In November 1999, we reached a tentative settlement agreement with the plaintiffs in the federal lawsuit whereby we will pay $3,250,000, subject to final approval by the U.S. District Court. A settlement hearing is scheduled to take place in April 2000 for the purpose of seeking court approval of the proposed settlement and plan of allocation of the settlement funds. Upon approval of the proposed settlement, the court is expected to enter final judgment and dismiss the litigation. However, there can be no assurance that the U.S. District Court will approve the settlement agreement.

     We Face Significant Competition. The entertainment business is highly competitive. We compete with other companies for total entertainment dollars in the marketplace. Our network programming competes generally with broadcast television, direct satellite programming, pay-per-view, other content offered on cable television, and other forms of entertainment. Furthermore, certain of our competitors have greater financial and other resources available to them. With the entrance of motion picture, cable and television companies, competition in the interactive entertainment and multimedia industries will likely intensify in the future. In January 1999, The Walt Disney Company introduced interactive programming broadcast in conjunction with live sporting and other events which may compete directly with our programming.

     We also compete with other content and services available to consumers through online services. Moreover, the expanded use of online networks and the Internet provide computer users with an increasing number of alternatives to video games and entertainment software. We seek to compete by providing high quality products, thereby establishing a favorable reputation among frequent users. There can be no assurance, however, that we can compete effectively. The entertainment industry is continuing to undergo significant changes, primarily due to technological developments. Due to this rapid growth of technology, shifting consumer tastes and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors will have on the potential revenue from and profitability of our products.

     New Products and Rapid Technological Change May Affect Our Operations. The emergence of new entertainment products and technologies, changes in consumer preferences and other factors may limit the life cycle of our technologies and any future products and services we develop. Accordingly, our future performance will depend on our ability to

   o identify emerging technological trends in our market;

   o identify changing consumer needs, desires or tastes;

   o develop and maintain competitive technology, including new product and service offerings;

   o improve the performance, features and reliability of our products and services, particularly in response to technological changes and competitive offerings; and

   o bring technology to the market quickly at cost-effective prices.

There can be no assurance that we will be successful in developing and marketing new products and services that respond to technological and competitive developments and changing customer needs, or that such products and services will gain market acceptance. Any significant delay or failure in developing new or enhanced technology, including new product and service offerings, would have a material adverse effect on our business, financial condition and operating results.

     Our Inability To Protect Our Intellectual Property Could Seriously Damage Our Business. We rely on a combination of trademarks, copyrights and trade secret laws to protect our proprietary rights in certain of our products. Furthermore, it is our policy that all employees and consultants involved in research and development activities sign nondisclosure agreements. Our competitors may, however, misappropriate our technology or independently develop technologies that are as good as or better than ours. Our competitors may also challenge or circumvent our proprietary rights. If we have to initiate or defend against an infringement claim in the future to protect our proprietary rights, the litigation over such claims could be time-consuming and costly to us, adversely affecting our financial condition.

     If We Cannot Establish Brand Awareness, Our Business May Be Adversely Affected. Enhancing the BUZZTIME.com brand is critical to our ability to expand our user base and revenues. We believe that the importance of brand recognition will increase as the number of entertainment web sites grows and have, therefore, launched our "BUZZTIME Everywhere" campaign. In order to attract and retain users and advertisers, we intend to increase expenditures for creating and maintaining brand loyalty. There is no assurance that we will be successful in building or maintaining this brand. Our success in promoting and enhancing the BUZZTIME.com brand will also depend on our success in providing high quality content, features and functions that are attractive and entertaining to users of online game shows and multi-player games. If advertisers or visitors to our web sites do not perceive our services to be of high quality, the value of the BUZZTIME.com brand could be diminished, and this could adversely affect our business, financial condition and results of operations.

     We Have Experienced Recent Equipment Problems. The 49 megahertz Playmaker(R), a hand-held, radio frequency device used to enter choices and selections by players of QB-1(R) and our other games and programming broadcast via our original NTN Network is still being used in approximately 40% of our hospitality locations as of March 16, 2000. Our customers have experienced certain recurring problems with 49 megahertz Playmakers related to noise sensitivity and performance of the Playmaker's rechargeable batteries. We believe these equipment problems have contributed to high rate of terminations and bad debt experience. To address these problems, we introduced a 900 megahertz Playmaker in April 1999. The 900 megahertz Playmaker is manufactured by the manufacturer of the 49 megahertz Playmaker. To date, there have been no significant equipment problems with the 900 megahertz Playmaker. However, there is no assurance that such problems or other problems will not occur in the future.

     We Depend on a Single Supplier of Playmakers. We currently purchase the redesigned 900 megahertz Playmaker from a single, unaffiliated Taiwanese manufacturer. Unless and until we succeed in establishing additional manufacturing relationships, we will continue to depend on our current sole source supplier of Playmakers. If we lose our supplier, our business will be adversely affected.

     Our Games and Game Shows Are Subject To Gaming Regulations. We operate online games of skill and chance that are regulated in many jurisdictions and, in some instances, we reward prizes to the participants. The selection of prize winners is sometimes based on chance, although none of our games requires any form of monetary payment. The laws and regulations that govern our games, however, are subject to differing interpretations in each jurisdiction and are subject to legislative and regulatory change in any of the jurisdictions in which we offer our games. If such changes were to happen, we may find it necessary to eliminate, modify or cancel certain components of our products that could result in additional development costs and/or the possible loss of revenue.

     If We Fail To Manage Our Growth Effectively, We May Lose Business and Experience Reduced Profitability. Continued implementation of our business plan requires an effective planning and management process. Our growth has placed, and our anticipated future growth will continue to place, a significant strain on our management systems and resources. If we are to grow successfully, we must:

     o improve our operational,  administrative and financial systems;

     o  expand,  train and  manage  our  workforce;  and

     o attract and retain qualified management and technical personnel.

     We plan to continue adding to our technical and Internet sales and marketing force and our advertising sales department. However, competition for qualified personnel is intense, particularly for employees with technical and Internet sales and marketing expertise. The success of our business depends on hiring and retaining suitable personnel.

     If Our Key Personnel Leave Us, Our Business May Be Adversely Affected. Our success greatly depends on the efforts of our executive management, including the Chief Executive Officer, Chief Financial Officer and President of BUZZTIME.com. Our ability to operate successfully will depend significantly on the services and contributions of each of these officers. Although we entered into an employment agreement with our Chief Executive Officer on October 7, 1998, we cannot assure you that he will continue his employment for any specified period of time. Our business and operations may be adversely affected if one or more key executives were to leave.

     Our Stock Price Has Been Highly Volatile. The trading price of our Common Stock has been and may continue to be subject to wide fluctuations. The stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.

     Our Charter Contains Provisions That May Hinder or Prevent a Change in Control of Our Company. Certain provisions of our Certificate of Incorporation could make it more difficult for a third party to acquire control of our company, even if such a change in control would benefit our stockholders. For example, our Certificate of Incorporation requires a supermajority vote of at least 80% of the total voting power, voting together as a single class, to amend certain provisions of the Certificate of Incorporation and the Bylaws, including those provisions relating to:

     o the number, election and term of directors;

     o the removal of directors and the filling of vacancies; and

     o  the   supermajority   voting   requirements   of  our   Certificate   of
        Incorporation.

These provisions could discourage third parties from taking over control of our company. Such provisions may also impede a transaction in which you could receive a premium over then-current market prices and your ability to approve a transaction that you consider in your best interests.

     In addition, our Certificate of Incorporation and Bylaws divide our Board of Directors into three classes, each class to be nearly equal in number as possible and to serve staggered three-year terms. Approximately one-third of our directors are subject to re-election at each annual meeting of stockholders. This classification of directors, together with other provisions in our Certificate of Incorporation that limit the ability of stockholders to increase the size of our Board of Directors without a supermajority vote or to remove directors, may make it more difficult for stockholders to change the composition of our Board of Directors, whether or not a change in our Board of Directors would be beneficial to our company and our stockholders and whether or not a majority of our stockholders believes such a change would be desirable.

     Our Certificate of Incorporation also eliminates the ability of the stockholders to call a special meeting of stockholders or to act by written consent.

     We Do Not Expect to Pay Dividends During the Foreseeable Future. We have never declared or paid any cash dividends on our Common Stock and anticipate that for the foreseeable future any earnings will be retained for use in our business. Our outstanding revolving line of credit prohibits us from paying cash dividends without obtaining prior approval from the lender.

     If the Shares of Our Common Stock Eligible for Future Sales Are Sold, the Market Price of Our Common Stock May Be Adversely Affected. Sales of substantial amounts of our Common Stock in the public market after this offering or the anticipation of such sales could have a material adverse effect on then-prevailing market prices. As of March 1, 2000, there were approximately 7,011,104 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options at exercise prices ranging from $0.5625 to $6.37 per share. As of March 1, 2000, there were also outstanding warrants to purchase an aggregate of approximately 3,008,238 shares of Common Stock at exercise prices ranging from $0.6875 to $6.125 per share.

Risks Associated With The Internet

     One of our principal business objectives is to increase our direct contact with consumers. To that end, we maintain a web site on the Internet (the "NTN Web Site") and are currently constructing a web site for BUZZTIME on the Internet (the "BUZZTIME Web Site", together with NTN Web Site, our "Web Sites"). We will face the risks described below in operating the Web Sites on the Internet.

     We Face Significant Internet Competition. The Internet market is new, rapidly evolving and intensely competitive. We expect this competition to intensify in the future due in part to the minimal barriers to entry and the relatively low cost to launch a new web site. We will compete with a variety of other entertainment and multimedia companies on the Internet. Some of these competitors can devote substantial resources to Internet commerce in the near future. Our Web Sites will also compete with traditional providers of entertainment and multimedia content and services.

     We believe that the principal competitive factors we will face in providing entertainment and multimedia content and services through our Web Sites are brand recognition, selection, availability, price, effectiveness of advertising, customer service, technical expertise, convenience, accessibility, quality of search tools and quality of editorial and other site content. Many of our current and potential competitors have large customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. In addition, some competitors may be able to obtain services from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote more resources to web site and systems development than we can. We cannot assure you that our Web Sites will be able to compete successfully against current or future competitors.

     We Face Rapid Technological Change. The technology used in the Internet commerce industry changes rapidly. This rapid change results in the availability of many new products and services, new industry standards, and frequent changes in user and customer requirements and preferences. The success of our Web Sites will depend, in part, on our ability to do the following:

     o license leading technologies useful in the Internet services business;

     o enhance our Web Sites' existing services;

     o develop new services and technologies that address the increasingly sophisticated and varied needs of our customers; and

     o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

We cannot assure you that we will successfully use new technologies effectively or adapt our Web Sites to customer requirements or emerging industry standards.

     We Depend on Continued Growth of the Internet. Our future success depends on the increased use of the Internet. We cannot assure you that the market for Internet services will continue to grow or become sustainable. The Internet may not continue as a viable commercial marketplace because of many factors, including:

     o inadequate development of the necessary infrastructure;

     o lack of development of complementary products such as high speed modems and high speed communication lines; and

     o delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity.

     If the Internet and other online services continue to experience significant growth in the number of users, the frequency of use or bandwidth requirements, the infrastructure for the Internet could be affected by capacity constraints. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of service activity. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and could adversely affect usage of the Internet. Our business, prospects, financial condition and results of operations could be materially adversely affected if use of the Internet does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet does not effectively support growth that may occur, or if the Internet does not become a viable commercial marketplace.

     We Will Only Be Able To Execute Our Business Plan If We Are Successful In Achieving Our Advertising Revenue Goals. Consumer usage of the Internet is relatively new, and the success of the Internet as an advertising medium will depend on its widespread adoption. Our business would be materially adversely affected if the Internet advertising market develops more slowly than we expect, or if we are unsuccessful in achieving our advertising revenue goals. We expect that revenues from Internet advertising will make up a significant amount of our revenues in the future. The adoption of Internet advertising, particularly by those entities that have historically relied on traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Advertisers that have traditionally relied on other advertising media may be reluctant to advertise on the Internet. These businesses may find Internet advertising to be less effective than traditional advertising media for promoting their products and services. Many potential advertising and electronic commerce partners have little or no experience using the Internet for advertising purposes. Consequently, they may allocate only limited portions of their advertising budgets to the Internet.

     We May Be Liable for the Content We Make Available on the Internet. We make content available on our Web Sites and on the web sites of our advertisers and distribution partners. The availability of this content could result in claims against us based on a variety of theories, including defamation, obscenity, negligence, or copyright or trademark infringement. We could also be exposed to liability for third-party content accessed through the links from our Web Sites to other web sites. We may incur costs to defend ourselves against even baseless claims, and our financial condition could be materially adversely affected if we are found liable for information that we make available. Implementing measures to reduce our exposure to this liability may require us to spend substantial resources and may limit the attractiveness of our services to users.

     We May Lose Visitors To Our Web Sites If Our Online Security Measures Fail. Secure transmission of confidential information over public networks is a significant barrier to Internet commerce. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could compromise the security measures we employ to protect customer transaction data. In addition, concerns over the security of transactions conducted on the Internet and the privacy of users in general may inhibit the growth of Internet commerce. To the extent that our activities or the activities of third-party contractors involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate security-related problems, and we cannot assure you that our security measures will prevent security breaches. Any compromise of our security systems could have a material adverse effect on our reputation, business, prospects, financial condition and results of operations.

     Our Business May Suffer If We Have Difficulty Retaining Users on Our Web Sites. Our business and financial results depend on our ability to retain users on our Web Sites. In any particular month, many of the visitors to our Web Sites are not registered users, and many of our registered users do not visit our Web Sites. We believe that intense competition has caused, and will continue to cause, some of our registered users to seek online entertainment on other web sites and spend less time on our Web Sites. It is relatively easy for Internet users to go to competing sites, and we cannot be certain that any steps we take will maintain or improve our retention of users. In addition, some new users may decide to visit our Web Sites out of curiosity regarding the Internet and may later discontinue using Internet entertainment services. If we are unable to retain our user base, our business and financial results may suffer.

     Laws Restricting the Internet Could Adversely Affect Our Business. Federal, state and foreign governmental organizations are currently considering many legislative and regulatory proposals. If a government authority were to adopt laws or regulations that cover Internet-related issues such as user privacy, pricing and characteristics and quality of products and services provided, the growth of the Internet could be adversely affected. This could lead to a decrease in demand for services offered over the Internet, including those that our Web Sites offer, and could increase the cost of doing business on the Internet. In addition, we do not know how existing laws governing issues such as property ownership, copyright, trade secret, libel and personal privacy will be applied to the rapidly changing Internet. We could be materially adversely affected by any new legislation or regulation or by the application or interpretation of existing laws to the Internet.

                               RECENT DEVELOPMENT

Expiration Of Put Right

     In February 1998, pursuant to the settlement of a class action lawsuit pending against us since 1993, we issued 565,000 warrants to purchase our Common Stock (the "Settlement Warrants"). Each Settlement Warrant has a term of three years beginning February 18, 1998 and entitles the holder thereof to purchase a share of our Common Stock at a price of $0.96. During the period from February 18, 2000 to February 18, 2001, the holders of the Settlement Warrants were to have the right, but not the obligation, to put the Settlement Warrants to us for repurchase at a price of $3.25 per Settlement Warrant (the "Put Right"). However, the Put Right expired by its terms on February 17, 2000 when the closing price per share of our Common Stock on the American Stock Exchange reached $4.22 or above for the seventh trading day. We have no further obligation to repurchase the Settlement Warrants. The right of holders to exercise the Settlement Warrants to purchase shares of our Common Stock at $0.96 per share continues through February 18, 2001. As a result of the expiration of the Put Right, an accrual for the Settlement Warrants in the approximate amount of $1,793,000 as of December 31, 1999, will be reversed in the first quarter of 2000, thereby reducing expenses.

                                 USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the shares of our Common Stock offered from time to time hereby will be used for working capital and general corporate purposes, which may include sales and marketing activities, capital expenditures and the purchase of additional equipment. Pending these uses, the net proceeds of an offering of our shares of Common Stock will be invested in short term, interest-bearing, investment grade securities.

                              PLAN OF DISTRIBUTION

     We may sell shares of Common Stock at fixed prices through underwriters, dealers or agents, or directly to one or more purchasers. For each sale of Common Stock, the Prospectus Supplement will describe:

          o the public offering price;

          o the names of any underwriters, dealers or agents;

          o the purchase price of the Common Stock;

          o our proceeds from the sale of the Common Stock;

          o any underwriting discounts, agency fees, or other compensation payable to underwriters or agents; and

          o any discounts or concessions allowed or reallowed or paid to dealers.

     If we use underwriters in the sale, they will buy shares of Common Stock for their own account. The underwriters may then resell the shares of Common Stock in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase shares of Common Stock will be subject to certain conditions. The underwriters will be obligated to purchase all of the shares of Common Stock offered if they purchase any shares of Common Stock. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     If we use dealers in the sale, we will sell shares of Common Stock to such dealers as principals. The dealers may then resell the shares of Common Stock to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of Common Stock in any state that does not permit such an offer.

     Underwriters, dealers and agents that participate in the distribution of the Common Stock may be deemed to be underwriters as defined in the Securities Act of 1933. Any discounts, commissions or profit they receive when they resell shares of Common Stock may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make.

     We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase shares of Common Stock from us on a future date at a specified price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

     Underwriters, dealers and agents may engage in transactions with us or perform services for us in the ordinary course of business.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock being offered will be passed upon for NTN Communications by O'Melveny & Myers LLP. Underwriters, dealers or agents, who we will identify in a Prospectus Supplement, may have their counsel opine about certain legal matters relating to the offering and sale of the shares of Common Stock.

                                     EXPERTS

     The consolidated financial statements of NTN Communications, Inc., as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated herein by reference and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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                                January 27, 2004